Exhibit 99.1

POKERTEK REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

MATTHEWS, NC – November 7, 2013: PokerTek, Inc. (NASDAQ: PTEK) today reported financial results for the third quarter ended September 30, 2013.

Year-to-Date Financial Highlights

•	Revenue increased 8%

•	Gross Profit margin improved to 75%

•	Net loss from continuing operations improved 23%

•	EBITDAS and cash flow positive

“Our financial results for the first nine months were solid,” commented Mark Roberson, Chief Financial Officer. “Our recurring revenue base is strong and stable, generating high gross margins and improved bottom line operating results.

“With new installations in Macau, Colombia and cruise ships taking place in the fourth quarter, we anticipate a strong finish to the year.”

Financial Summary

Revenue increased by 2.6%, to $1.1 million for the third quarter and by 7.9% to $4.1 million for the first nine months of 2013.

Revenue from license and service fees increased 2.9% for the quarter and by 20.3% for the first nine months. License and service fees from Canada, Mexico and cruise ships increased with several new installations generating revenue in the current year period following installation in early 2013 and late 2012. These increases were offset, however, by reductions in revenue from the United States and from other international markets, particularly as a US customer elected to purchase their leased equipment in the first half of 2013 which reduced license fees in the third quarter.

Revenue from systems and equipment sales decreased 17.5% and 43.3%. For the quarter periods, both 2013 and 2012 reflect nominal equipment sales activity as compared with previous quarters due primarily to timing. The lower than normal level of systems and equipment sales revenue in the quarterly periods was the result of timing of the sales cycle with various customers. On a year-to-date basis, customers in the United States purchased gaming equipment under lease in both periods, and sales in Europe declined due to the weaker economic conditions and reduced availability of capital for equipment purchases in France and Eastern Europe.

Gross profit increased by 5.1%, to $0.8 million for the three months ended September 30, 2013 and by 10.1% to $3.1 million for the first nine months of 2013. Gross profit margins increased to 73% for the quarter and 75% for the first nine months of 2013.

Operating expenses increased 3.9%, to $1.1 million for the quarter and by 5.3% to $3.5 million for the first nine months of 2013. Operating expenses increased due to higher spending on regulatory approval of new products and increased bad debt expense, which was partially offset by lower employee compensation and professional fees.

Net loss from continuing operations for the quarter improved 18.4% to a loss of $266 thousand and improved by 22.5% to $513 thousand. The improvement was primarily due to reductions in interest expense from lower long term debt and lower income tax expenses from foreign jurisdictions

Net loss from continuing operations per common share improved by 25% to $0.03 per common share (basic and diluted) for the quarter and by 33% to $0.06 per common share (basic and diluted) for the first nine months.

EBITDAS, a non-GAAP financial measure (described below), improved to positive $61 thousand for the quarter from $8 thousand in the prior year. For the first nine months, EBITDAS improved to $431 thousand from $290 thousand in 2012.

Balance Sheet and Cash Flow Information

Cash provided by operating activities from continuing operations was $0.2 million for the nine months ended September 30, 2013 compared to a use of cash of $0.5 million for the nine months ended September 30, 2012. The improvement in cash provided by operating activities was primarily due to improved operating results and favorable working capital, primarily from increased deferred revenue and reduced use of cash for gaming equipment when compared with the prior period.

Cash provided by financing activities was $0.4 million for both the nine months ended September 30, 2013 and 2012. Cash provided by financing activities primarily consists of proceeds from sales of common stock in both periods, partially offset by principal payments on long term debt in the current year period.

As of September 30, 2013, the Company’s cash and cash equivalents totaled $0.8 million and total debt was $0.3 million.

Gaming Positions Information

Gaming positions deployed worldwide totaled 2,180 gaming positions worldwide, comprised of 2,060 PokerPro and 120 ProCore gaming positions. As of September 30, 2012, our install base consisted of 2,442 gaming positions deployed worldwide comprised of 2,304 PokerPro gaming positions, and 138 ProCore gaming positions.

Conference Call

A conference call and webcast will be held on Thursday, November 7, 2013 at 11:00 am EST for management to discuss the company's third-quarter 2013 performance. Interested parties may listen to and participate in the conference call by dialing 866-202-0886 (U.S./Canada) or +1-617-213-8841 (Other) and entering passcode 60758967. A live webcast of the conference call will be available through a link on our website, www.pokertek.com, under the heading "Investors". For those unable to participate in the live call, an archived replay will be made available on our website. A replay of the conference call will also be available approximately two hours after the conclusion of the call for approximately one week by dialing 888-286-8010 (U.S./Canada) or +1-617-801-6888 (Other) and entering passcode 97357139.

Use of Non-GAAP Measures

PokerTek, Inc. prepares its consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). In addition to disclosing financial results prepared in accordance with GAAP, the company discloses information regarding EBITDAS, which differs from the term EBITDA as it is commonly used. In addition to adjusting net income (loss) from continuing operations to exclude taxes, interest, and depreciation and amortization, EBITDAS also excludes noncash charges, certain non-recurring charges and share-based compensation expense. EBITDA and EBITDAS are not measures of performance defined in accordance with GAAP. However, EBITDAS is used internally in planning and evaluating the company’s operating performance. Accordingly, management believes that disclosure of this metric offers investors, bankers and other stakeholders an additional view of the company’s operations that, when coupled with the GAAP results, provides a more complete understanding of the company’s financial results.

EBITDAS should not be considered as an alternative to net loss or to net cash used in operating activities as a measure of operating results or of liquidity. It may not be comparable to similarly titled measures used by other companies, and it excludes financial information that some may consider important in evaluating the company’s performance. A reconciliation of GAAP net loss from continuing operations to EBITDAS is included in the accompanying financial schedules.

About PokerTek, Inc.

PokerTek, Inc. (NASDAQ:PTEK) (www.pokertek.com) is a licensed gaming company headquartered in Matthews, NC that develops and distributes electronic table games solutions for the gaming industry. The company’s products are installed worldwide, and include PokerPro and Blackjack Pro. For more information, visit: www.pokertek.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are made in accordance with the Private Securities Litigation Reform Act of 1995. The forward-looking statements herein include, but are not limited to, the expected adoption of our gaming systems by casinos and other customers, and the expected acceptance of our gaming systems by players. Our actual results may differ materially from those implied in these forward-looking statements as a result of many factors, including, but not limited to, the impact of global macroeconomic and credit conditions on our business and the business of our suppliers and customers, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, termination or non-renewal of customer contracts, competitive pressures, and our financial condition, including our ability to maintain sufficient liquidity to operate our business. These and other risks and uncertainties are described in more detail in our most recent annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.

Contact

Mark Roberson
CEO and CFO
PokerTek, Inc.
704.849.0860, x101
investorrelations@pokertek.com

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue
License and service fees	$1,129,246	$1,097,641	$3,715,269	$3,087,984
Sales of systems and equipment	13,635	16,537	422,956	745,714
Total revenue	1,142,881	1,114,178	4,138,225	3,833,698
Cost of revenue	313,149	324,816	1,032,607	1,012,172
Gross profit	829,732	789,362	3,105,618	2,821,526
Operating expenses:
Selling, general and administrative	809,770	801,320	2,776,766	2,541,998
Research and development	174,752	163,754	513,101	537,650
Share-based compensation expense	100,038	77,943	246,696	274,649
Depreciation	2,188	2,480	6,821	10,943
Total operating expenses	1,086,748	1,045,497	3,543,384	3,365,240
Operating loss	(257,016)	(256,135)	(437,766)	(543,714)
Interest expense, net	9,204	17,752	29,217	58,417
Net loss from continuing operations before income taxes	(266,220)	(273,887)	(466,983)	(602,131)
Income tax provision	-	52,353	46,020	59,794
Net loss from continuing operations	(266,220)	(326,240)	(513,003)	(661,925)
Income (loss) from discontinued operations	-	(4,754)	535	50,113
Net loss	$(266,220)	$(330,994)	$(512,468)	$(611,812)

Other comprehensive loss:
Adjustments to net loss	-	-	-	-
Comprehensive loss	$(266,220)	$(330,994)	$(512,468)	$(611,812)

Net loss from continuing operations per common share - basic and diluted	$(0.03)	$(0.04)	$(0.06)	$(0.09)
Net income (loss) from discontinued operations per common share - basic and diluted	-	(0.00)	0.00	0.01
Net loss per common share - basic and diluted	$(0.03)	$(0.04)	$(0.06)	$(0.08)
Weighted average common shares outstanding - basic and diluted	9,306,222	8,130,413	9,102,346	7,753,925

POKERTEK, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2013 (Unaudited)	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$777,794	$235,757
Accounts receivable, net	600,193	794,769
Inventory	1,326,179	1,342,950
Prepaid expenses and other assets	63,284	66,988
Total current assets	2,767,450	2,440,464

Long-term assets:
Gaming systems, net	1,561,057	1,693,051
Property and equipment, net	26,026	26,967
Other assets	128,988	171,498
Total long-term assets	1,716,071	1,891,516
Total assets	$4,483,521	$4,331,980

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$398,291	$274,609
Accrued liabilities	320,481	569,404
Deferred revenue	138,866	42,266
Long-term debt, current portion	69,252	59,571
Total current liabilities	926,890	945,850

Long-term liabilities:
Long-term liability	169,052	219,494
Long-term debt	187,912	240,429
Total long-term liabilities	356,964	459,923
Total liabilities	1,283,854	1,405,773
Commitments and contingencies
Common stock subject to rescission	-	71,183
Shareholders' equity
Preferred stock, no par value per share;	-	-
authorized 5,000,000 none issued and outstanding

Common stock, no par value per share; authorized 40,000,000	-	-
shares, issued and outstanding 9,313,179 and 8,625,498 shares at
September 30, 2013 and December 31, 2012, respectively
Additional paid-in capital	50,339,033	49,481,922
Accumulated deficit	(47,139,366)	(46,626,898)
Total shareholders' equity	3,199,667	2,855,024
Total liabilities and shareholders' equity	$4,483,521	$4,331,980

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(512,468)	$(611,812)
Net income from discontinued operations	(535)	(50,113)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	600,897	550,117
Share-based compensation expense	246,696	274,649
Provision for doubtful accounts and other receivables	200,015	37,333
Changes in assets and liabilities:
Accounts and other receivables	(5,439)	57,494
Prepaid expenses and other assets	46,214	79,757
Inventory	16,771	206,588
Gaming systems	(462,082)	(925,449)
Accounts payable and accrued expenses	(58,395)	(46,538)
Deferred revenue	96,600	(44,127)
Net cash provided by (used in) operating activities from continuing operations	168,274	(472,101)
Net cash provided by operating activities from discontinued operations	535	66,577
Net cash provided by (used in) operating activities	168,809	(405,524)

Cash flows from investing activities:
Purchase of property and equipment	(5,880)	(1,378)
Net cash used in investing activities	(5,880)	(1,378)

Cash flows from financing activities:
Repayments of long-term debt	(42,836)	-
Proceeds from issuance of common stock, net of expenses	421,944	414,869
Net cash provided by financing activities	379,108	414,869
Net increase in cash and cash equivalents	542,037	7,967
Cash and cash equivalents, beginning of year	235,757	606,229
Cash and cash equivalents, end of period	$777,794	$614,196

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$29,789	$58,179
Income taxes	43,995	22,272

Non-cash transactions:
Amortization of commitment fee issued in common stock	$-	$33,825
Shares of common stock issued in settlement of litigation	117,288	-
Issuance of common stock for debt cancellation	-	400,000

POKERTEK, INC.
RECONCILIATION TO EBITDAS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net loss from continuing operations	$(266,220)	$(326,240)	$(513,003)	$(661,925)
Interest expense, net	9,204	17,752	29,217	$58,417
Income tax provision	0	52,353	46,020	$59,794
Other taxes	17,797	1,977	21,134	$9,049
Depreciation and amortization	200,638	183,732	600,897	$550,117
Stock-based compensation expense	100,038	77,943	246,696	$274,649
EBITDAS (1)	$61,457	$7,517	$430,961	$290,101

(1) EBITDAS is defined as net income (loss) from continuing operations before interest, taxes, depreciation, amortization, share-based compensation, and non-cash charges. EBITDAS does not purport to represent net earnings or net cash used in operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to such measurements or as indicators of the Company's performance. The Company's definition of EBITDAS may not be comparable with similarly titled measures used by other companies.